EXHIBIT 99.1

For More Information Contact
FOR IMMEDIATE RELEASE	Darrell Lee, CFO/VP
October 17, 2006	763-493-6370 / www.mocon.com

MOCON Names Donald N. DeMorett to Board of Directors

MINNEAPOLIS, MN, October 17, 2006 – MOCON, Inc. (Nasdaq:MOCO) today announced that Donald N. DeMorett has joined its Board of Directors.  Mr. DeMorett will also serve on the audit committee of MOCON’s Board of Directors.

Donald N. DeMorett is currently a business management consultant specializing in strategic planning and organizational development for primarily manufacturing companies.  Mr. DeMorett formerly served as President of Robert Bosch Packaging Technology, Inc., a wholly owned subsidiary of the Robert Bosch Corporation that specializes in packaging solutions for the pharmaceutical, food and confectionery industries and which is part of the global Packaging Technology Division of Robert Bosch GmbH.  Mr. DeMorett also previously served as President of TL Systems Corporation, a privately held company dedicated to manufacturing and marketing pharmaceutical packaging machinery, which was acquired by Bosch in May 1995.  Mr. DeMorett has a Bachelor of Science degree from St. Cloud State University, an MBA from St. Thomas University, and graduated from the Minnesota Executive Program at the Carlson School of Business at the University of Minnesota.

“We are excited to have Mr. DeMorett join the MOCON Board of Directors,” said Robert L. Demorest, MOCON Chairman and CEO.  “He brings a wealth of packaging industry operating experience to the Board, which we believe will be valuable to our organization.”

MOCON is a leading provider of instrumentation and consulting and laboratory services to medical, pharmaceutical, food and other industries worldwide.  See www.mocon.com for more information.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, the expectations regarding Mr. DeMorett, and can otherwise be identified by words such as “will,” “may,” “expect,” “believe,” “anticipate,” “estimate,” “continue,” or other similar expressions.  All forward-looking statements speak only as of the date of this press release.  MOCON undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  In addition to the risks and uncertainties of ordinary business operations and conditions in the general economy and the markets in which the Company competes, there are important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements made in this press release.  These factors include, but are not limited to, uncertainties relating to competition and technological change, worldwide economic and political stability, setbacks in product development programs, slower-than-anticipated customer acceptance of new products, dependence on certain key industries, risk associated with the Company’s acquisition strategy and international operations, and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other filings with the Securities and Exchange Commission.

MOCON’s shares are traded on the Nasdaq Global Market System under the symbol MOCO.

MOCON is a registered trademark of MOCON, Inc.; other trademarks are those of their respective holders.